[LETTERHEAD OF AUTONATION, INC.]
EXHIBIT 5.1
November 30, 2005
Board of Directors
AutoNation, Inc.
110 S.E. 6th Street
Ft. Lauderdale, FL 33301
Ladies and Gentlemen:
     I am Vice President, Deputy General Counsel and Assistant Secretary of AutoNation, Inc., a Delaware corporation, (the “Company”) and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended, of $50,000,000 of the Company’s deferred compensation obligations (the “Obligations”), which represent general unsecured obligations of the Company to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the AutoNation, Inc. Deferred Compensation Plan (the “Plan”). Such registration is pursuant to the registration statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission on November 30, 2005.
     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine. Based upon the foregoing, I am of the opinion that:
     1. The Obligations, when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting creditors’ rights or by general equity principles; and
     2. The provisions of the written document constituting the Plan are in compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended pertaining to such provisions.
     I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ C. Coleman Edmunds

C. Coleman Edmunds
Vice President,
Deputy General Counsel and Assistant Secretary